Fort Myers, Florida, 04/11/2014, Premier Oil Services (OTCQB PFDS), today announced that it has acquired 100% of Perfect Metals USA for 9,000,000 shares of its common stock. Premier Oil’s CEO, Lewis Andrews has resigned and Mr. Gordon Muir, the CEO of Perfect Metals, was appointed to the position of Chairman and CEO of the Company.

“I want to take this opportunity to thank Mr. Lewis for his years of service and continued support in the company’s new direction in the metal recycling industry,” said Mr. Muir, who added that “the Company wishes him continued success in the future.”

About Premier Oil Services: We are a provider of motors to the hydraulic fracturing industry, a process that creates fractures extending from the well bore through the rock formation to enable natural gas or oil to move more easily through the rock pores to a production well. Our equipment is comprised of drilling motors which are used on-site in the field. We also provide chemicals for that are used in the fracturing process and reprocess the chemicals for continued use. We are expanding our company with acquisitions in the metals recycling sector bringing a more diversified corporate presence for our shareholders.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts

Premier Oil Services, Gordon Muir CEO,